Employment Agreement

between

Innovate Services Ltd
(the "Company")

and

Christopher James Leatt
(the "Employee")

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1.	PREAMBLE

WHEREAS

1.1.

The Company is a consulting service provider for the biomedical, sporting apparel, hard- tech innovation and incubation industries with its registered address being c/o Dale International Trust Company (Seychelles), Orion Complex, Room 107, Victoria, Mahé, Seychelles.

1.2.	The Employee Dr. Christopher James Leatt with his registered address being 10 Sidmouth Avenue, Upper Claremont, Cape Town, South Africa 7708.

1.3.

The Company desires to retain the expertise of Dr. Leatt for certain services related to the Business and described in more detail in Clause 5 of this Agreement (the "Services"), by retaining the Employee to provide the Services as defined in Clause 5 hereof to the Company.

NOW, THEREFORE, in consideration of the mutual benefits to be derived and the representations herein contained and intending to be legally binding the Parties hereby agree as follows:

2.	DEFINITIONS

Unless such meaning is inconsistent with the context, the following terms shall throughout this Agreement have the meanings respectively ascribed to them, namely:

2.1.	"Agreement"	shall mean this agreement and all the annexures and schedules thereto inclusive;

2.2.	"Arbitral Dispute"	shall mean any Dispute which is not resolved in accordance with Clause 12 of this Agreement;

2.3.	"Arbitration Rules"	shall mean arbitration rules of the Republic of Seychelles;

2.4.	"Company"	shall mean Innovate Services Limited c/o Dale International Trust Company (Seychelles), with registered office situated at Orion Complex, Room 107, Victoria, Mahé, Seychelles;

2.5.	"Dispute"

shall mean any claim, dispute or difference of whatever nature arising under, out of or in connection with this Agreement (including any claim, dispute or difference regarding the existence, termination or validity of this Agreement);

2.6.	"Dispute Notice"	shall mean a written notice by one Party to the other Party declaring the existence of a Dispute;

2.7.	"Effective Date"	shall start as of the date of signature of this agreement;

2.8.	"Parties"	shall mean both the Company and the Employee;

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2.9.	"Party"	shall mean either one of the Company or the Employee as applicable;

2.10.	"Services"	shall mean the assistance provided to the Company by the Employee as set out at Clause 5 below.

3.	APPOINTMENT AND DURATION

3.1.	The Company hereby appoints the Employee, to assist the Company in achieving its objectives and performing the duties set out at Clause 5 below.

3.2.

The Employee hereby duly accepts its appointment as the Company's Employee, and hereby agrees that during the continuance of this Agreement, the Employee shall dedicate himself to the fulfillment of his obligations hereunder.

3.3.	The period during which this Agreement shall be in force shall be from the Effective Date, until termination in accordance with Clause 15 of this Agreement.

4.	TAXATION

Employee hereunder, does not impose on the Company any regulatory obligations or liability under applicable taxation and banking laws of the Republic of South Africa or the United States of America or any other jurisdiction and all monies paid to Employee shall be the responsibility of the Employee to make declarations to the South African Revenue Services and or any other Revenue Services in the world where the Employee is subject to Income Taxes.

5.	OBLIGATIONS OF THE EMPLOYEE

5.1.	The Employee shall provide the following Services to the Company:

5.1.1.	Consulting services with respect to innovation of new biomedical products or the further development of existing products for Leatt Corp;

5.1.2.	Consulting services with respect to the marketing, sale and distribution of innovative products in 5.1.1 above for Leatt Corp;

5.1.3.	Business development of Leatt Corp with respect to new business strategies relating to the objectives of the Leatt Corp and the Company as it relates to innovative products;

5.1.4.	Management of all research and development activities of the Leatt Lab, as contracted to Innovate Services Ltd.;

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5.1.5.

Responsible for bringing to market innovative, revolutionary products that represent potential future growth areas for Leatt Lab and for the Company, subject to the non-compete provision contained in the Consulting Agreement;

5.1.6.	Responsible for timelines and deliverables from the Leatt Lab in accordance with Leatt Corp.'s product development plan as contracted to Innovate Services Ltd.;

5.1.7.	Manage all international product certifications and homologation for Leatt Lab products in connection with organizations including but not limited to CE, FlA, FlM and CIK;

5.1.8.	Develop and manage relationships with all relevant international sporting bodies relating to Leatt Lab products;

5.1.9.	Manage all communication with outside academic and research institutes relating to Leatt Lab products or to unrelated innovative products;

5.1.10.	Perform a quality control function in connection with Leatt Lab products or for unrelated innovative products;

5.1.11.	Act as chief witness in product liability cases for Leatt Corporation; and

5.1.12.	Investigate and present new business opportunities for the Company and Leatt Corp to promote revenue growth.

5.2.

The Employee hereby further undertakes to provide any other services to the Company as the latter may from time to time require it to perform in order to assist and help the Company in attaining its objectives. Any such additional services and payments provided by the Employee thereof will be mutually agreed between the Parties and reduced in writing.

5.3.

The Employee shall provide the Services to the Company using the degree of care, skill, diligence and competence expected from a professional in such a field, working in good faith and in the best commercial interests of the Company.

5.4.	The Employee agrees that it shall fulfill its obligations under this Agreement, and in particular, in respect of the Services it is to provide to the Company, in the manner agreed with the Company.

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5.5.

The Employee shall provide the Company with supporting documentation, including but not limited to updates, reports and invoices for projects for which the Employee has provided Services to the Company, on a timely basis and as and when reasonably required by the Company.

5.6.

The Employee acknowledges that it will work with the Company on the basis of an hourly fee. Work will be assigned to them as and when the Company deems necessary and that this Agreement imposes no obligation on the Company, and does not commit the Company, to provide continuous additional projects to the Services over and above the contracted services and fee.

5.7.

In the event that the performance by the Employee of any of the agreed Services under this Agreement is reasonably considered to be unsatisfactory by the Company, the Services shall, upon written Notice from the Company of such unsatisfactory performance, and at the own expenses of the Employee, take all such necessary remedial actions and measures to render the Services satisfactory.

5.8.	The Employee shall be responsible for the payment of all taxes and duties, which may be applicable to the Employee by reason of the performance of its obligations under this Agreement.

5.9.	The Employee agrees that it shall not perform services similar to the Services provided hereunder for any current or future, direct or indirect competitor of the Company or any similar company.

5.10.

For the avoidance of doubt, the Employee understands and agrees that any and all Intellectual Property generated in connection with the Services provided hereunder shall be the sole property of the LEATT Corporation, as contracted to Innovate Services Ltd., and the Employee, and any of its employees, agents and partners as the case may be, shall cause the execution and delivery of any and all documents necessary to immediately transfer and/or assign the ownership of any such generated Intellectual Property to the Company.

6.	OBLIGATIONS OF THE COMPANY

The Company acknowledges that, since the Effective Date, the Employee has already started providing the Services to the Company and that, for such the Services which have already been provided, invoices will be raised upon the recommendation of the Employee.

7.	FEES AND PAYMENT TERMS

7.1.

For and in consideration of the Services to be provided under Clause 5 of this Agreement, excluding any additional services that the Employee may from time to time be required to perform by the Company, the Employee shall be paid an hourly fee of USD 250 (two hundred and fifty United States Dollars).

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7.2.	Payment to the Employee hereunder will commence as at the Effective Date and will continue through the term of this Agreement.

8.	CONFIDENTIALITY

8.1.

The Employee acknowledges that during the performance of the Services under this Agreement, the Employee will have access to, and become acquainted with, various trade secrets, inventions, innovations, processes, information, records and specifications owned or licensed by the Company and/or used by the Company in connection with the operation of its respective businesses, including but not limited to business and product processes, methods, customer lists, accounts and procedures and will conceive discoveries, developments and innovations during the performance of the Services under this Agreement ("Intellectual Property").

8.2.

The Employee agrees not to disclose the Intellectual Property of the Company, whether directly or indirectly, or use it in any manner, either during the term of this Agreement or at any time thereafter, except as required in the performance of the Services under this Agreement.

8.3.

All files, records, documents, blueprints, specifications, information, letters, notes, media lists, original artwork/creative, notebooks, and similar items relating to the business of the Company, whether prepared by the Employee or otherwise coming into the possession of the Employee, shall remain the exclusive property of the Company, as applicable (the "Materials").

8.4.

Any and all Intellectual Property generated in connection with the Services provided hereunder shall be the sole property of the Company in accordance with Clause 5.10. The Employee shall not retain the Intellectual Property or the Materials of the Company without the prior written permission of the Company.

8.5.

This restriction shall continue to apply after the expiration or termination of this Agreement without limit in point of time but shall cease to apply to secrets or information, which comes into the public domain through no fault of the Employee.

9.	INDEMNITY

9.1.

The Employee agree to jointly and severally indemnify and hold harmless the Company and each of its officers and directors, against loss or damage to the Company or any third party, arising out of the Employee's breach of any representation or warranty under Clause 11 of this Agreement. Specifically, the Employee shall indemnify the Company against Expenses, judgments, fines, penalties or amounts paid in settlement, actually and reasonably incurred by the Company in connection with a Proceeding if the Company acted in good faith and in a manner the Company reasonably believed to be in the best interests of the Company and its Stockholders.

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9.2.

Expenses incurred by an indemnified party hereunder, in defending and investigating any Proceeding shall be paid by the indemnifying party in advance of the final disposition of such Proceeding within 30 days after receiving from the indemnified party the copies of invoices presented to it for such Expenses.

10.	GOVERNING LAW

Subject to the provisions of Clause 13 below, this Agreement shall be interpreted and governed in all respects by the laws of the Republic of Seychelles. The Parties furthermore by their signature hereto, and, submit themselves to the jurisdiction of the courts of the Republic of Seychelles.

11.	DISPUTE RESOLUTION

11.1.

The parties hereby agree to submit any disputes or difference between them arising out of this Agreement to conciliation and arbitration as provided by the Arbitration Rules in respect of the Republic of Seychelles:

11.1.1.

In the event of any dispute or difference arising between the Parties hereto relating to, or arising out of, this Agreement, including the implementation, execution, interpretation, rectification, termination or cancellation of this Agreement, the Parties shall forthwith meet to attempt to settle such dispute or difference after a Dispute Notice has been served on the other Party.

11.1.2.

Failing such settlement within a period of 14 (fourteen) days, the said dispute or difference will be considered an Arbitral Dispute. The Parties to the arbitration undertake to keep the arbitration, including the subject matter of the arbitration and the evidence heard during the arbitration, confidential and not to disclose it to anyone except for the purposes of an order to be made hereunder, or in connection with the Company’s disclosure obligations as a U.S. public reporting company.

11.2.

Notwithstanding anything to the contrary anywhere else in this Agreement, nothing in this clause shall preclude any party to the arbitration from seeking interlocutory relief in any Court having jurisdiction pending the institution of appropriate proceedings for the enforcement of any rights under this Agreement.

12.	NOTICES

12.1.

Any notices to be given to the Parties in terms of this Agreement shall be in writing and delivered by hand during ordinary business hours or sent by email during normal business hours to the addresses mentioned hereunder, which respective addresses the parties choose as their domicile addresses for the delivery or service of all notices, communications or legal processes arising out of this Agreement:

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Company:

Innovate Services Limited

c/o Dale International Trust Company (Seychelles), Orion Complex, Room 107, Victoria,
Mahé, Seychelles
Email: shazaad@lcabelheim.com

Employee:

Christopher James Leatt
10 Sidmouth Avenue
Upper Claremont
7708
Cape Town
South Africa
Email: consulting@ivsl.mu

or such other address as either party may choose by written notice to the other from time to time.

12.2.	Every notice shall be deemed to have been properly given :

12.2.1.	if delivered by hand, on the date of delivery;

12.2.2.

if sent to a party at its email address, (in the absence of proof to the contrary) on the date of transmission where it is transmitted during normal business hours of the receiving instrument, and on the next business day where it is transmitted outside those business hours, in either event provided that it has been confirmed by registered letter posted no later than the business day immediately following the date of transmission.

13.	TERMINATION

13.1.	Every party shall have the right to terminate this Agreement upon 6 months' prior written notice served on the other party.

13.2.	The Agreement shall terminate immediately without notice upon material breach of this Agreement by any of the Parties.

13.3.

Termination of this Agreement for whatsoever reason shall not affect the accrued rights of the Parties arising in any way out of this Agreement as at the date of the termination thereof and, in particular but without limitation, the right to recover damages against the other.

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13.4.	The invalidity or nullity of any one of the provisions of this Agreement shall not result in any of the other provisions of this Agreement being invalidated or rendered void.

13.5.

The obligations of confidentiality by the Parties and fees and commissions accrued prior to termination by the Parties under this Agreement shall survive the expiry or the termination of this Agreement.

13.6.

Upon completion of the Services to be provided under this Agreement, or upon termination of this Agreement, the Employee shall deliver to the Company, as applicable, all papers and other materials belonging to the Company and any materials produced during the course of delivery of the Services;

13.7.	All Intellectual Property developed or received during the term of this Agreement shall be transferred and remitted to the Company as provided at Clause 5.11 of this Agreement.

14.	SUPPORT

14.1.	The Parties undertake to do all things and to sign all documentation, as may be necessary from time to time, so as to give effect to the provisions of this Agreement.

14.2.	Whilst the relationship between the Parties is not one of a partnership, the Parties nevertheless undertake to act in the utmost good faith to each other as would be expected and required by partners.

15.	GENERAL

15.1.

This Agreement constitutes the entire agreement between the Parties in respect of the subject matter thereof, and no representation by either of the Parties, whether made prior or subsequent to the signing of this Agreement, shall be binding on either of the Parties unless in writing and signed by both the Parties hereto.

15.2.	No variation, alteration or consensual cancellation of this Agreement or any of the terms thereof, shall be of any force or effect, unless in writing and signed by the Parties hereto.

15.3.

No waiver or abandonment by either party of any of its rights in terms of this Agreement shall be binding on that party, unless such waiver or abandonment is in writing and signed by the waiving party.

15.4.

No indulgence, extension of time, relaxation or latitude which any party ("the Grantor") may show, grant or allow to another ("the Grantee") shall constitute a waiver by the Grantor of any of the Grantor's rights and the Grantor shall not thereby be prejudiced or estopped from exercising any of its rights against any Grantee which may have arisen in the past or which might arise in the future.

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15.5.	Unless the context indicates otherwise the rights and obligations of any party arising from this Agreement shall devolve upon and bind its successors-in-title.

15.6.	Prior drafts of this Agreement shall not be admissible in any proceedings as evidence of any matter relating to any negotiations preceding the signature of this Agreement.

15.7.

The Parties agree to keep the terms of their relationship and the terms and conditions contained in this Agreement confidential and not to disclose any such matters to any other person without the prior written consent of the other of them.

15.8.

In the event that any of the provisions of this Agreement are found to be invalid, unlawful, or unenforceable such terms shall be severable from the remaining terms, which shall continue to be valid and enforceable.

15.9.	This Agreement may be executed by facsimile and in multiple counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement.

15.10.

In this Agreement unless the context otherwise requires: the singular shall import and include the plural and vice versa; words indicating one gender shall import and include other genders; words indicating natural persons shall import and include artificial persons; and the headnotes to this Agreement are used for the sake of convenience only and shall not govern the interpretation of the clause to which they relate.

THUS DONE AND SIGNED at Black River on this 8th day of July, 2015 in the presence of the undersigned witnesses.

INNOVATE SERVICES LIMITED

By:	/s/ Aziza Housna Banon Moraby
Name: Ms. Aziza Housna Banon Moraby
Title: Director

AS WITNESSES:

1.

2.

THUS DONE AND SIGNED at Cape Town on this 8th day of July, 2015 in the presence of the undersigned witnesses.

/s/ Christopher J. Leatt
CHRISTOPHER J. LEATT

AS WITNESSES:

1.

2.